Exhibit 10.8

ADDENDUM TO

ROYALTY

AGREEMENT

THIS ADDENDUM TO ROYALTY AGREEMENT (the “Addendum”), made and entered into as of November 27 2018 (the “Addendum Effective Date”), is by and between Global BioLife Inc., a Nevada corporation (“GBLI”) whose address is 4800 Montgomery Lane, Ste 210, Bethesda, MD, 20814 and Chemia Corporation, a Missouri corporation (“CHEMIA’’) whose address is I 1558 Rock Island Ct, Maryland Heights, MO 63043, either of which may be referred to herein individually as a “Party” and collectively as, the “Parties”.

WHEREAS, the Parties are party to that certain Royalty Agreement dated as of August 15, 2018 (the “Agreement”); and

WHEREAS, the Parties desire to make certain additional agreements related to the Agreement as set forth in this Addendum.

NOW, THEREFORE, in consideration of the terms and conditions specifically set forth herein, the Parties intending to be legally bound, hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, capitalized terms used in this Addendum shall have the meanings set forth in the Agreement.

2.	License. GBLI hereby grants to CHEMIA a non-exclusive, non-transferable, royalty-bearing limited license for all Intellectual Property (as defined in the Agreement), for the purposes of making and selling fragrances embodying the 3F (Functional Fragrance Formulation) technology (the “Licensed Products”). This License is limited to the right to sell the Licensed Products to only one purchaser, however, the license can be expanded to additional purchasers with the emailed consent of the Chairman of the Board of GBLI.

3.	Royalty:

a.	CHEMIA shall pay to GBLI an earned royalty (the “Earned Royalty”) on all Licensed Products sold or otherwise distributed by CHEMIA, in an amount equal to five percent (5%) of Net Sales. For purposes of this Addendum, “Net Sales” means the invoiced sales price of all Licensed Product(s) sold by CHEMIA, less: (i) outward and shipping charges (where such gross revenues include freight and shipping charges separately listed on the invoiced price); and (ii) all taxes levied directly on the sale of Licensed Products by any government or governmental agency; No deductions shall be made from the invoiced sales price for any fee or charge including but not limited to uncollectible accounts and/or sales commissions.

b.	On or before forty-five (45) calendar days after the last day of each calendar quarter starting from the Addendum Effective Date through to the date of any expiration or termination, CHEMIA shall transmit to GBLI an accurate itemized statement setting forth sales of Licensed Products. Such statements shall list all sales of Licensed Products detailed by CHEMIA (each, a “Sales Report’’). In addition, CHEMIA shall also make a final Sales Report to GBLI within forty-five (45) days after the date of any termination or expiration of this Addendum. Together with such Sales Reports, CHEMIA shall pay to GBLI the Earned Royalty payable for such calendar year quarter or applicable period.

c.	CHEMIA shall make and keep at its principal place of business true and accurate records and books of account in sufficient detail to account for Earned Royalty payments payable hereunder for the immediately prior two (2) year period. CHEMIA shall promptly notify GBLI in writing of the location of such books and records and any change of such location. Upon five (5) business days’ advance written notice from GBLI to CHEMIA, GBLI and/or its representatives shall have the right to inspect, audit and copy at all reasonable times during CHEMIA’s usual business hours, but no more often than one (1) time in any twelve (12) month period, such records and books which are relevant to the computation of royalty payments and the determination of the accuracy of any of the reports and payments provided under this Addendum. Such examination shall be made at GBLI’s sole cost and expense; provided, however that if the audit reveals an underpayment of royalty payments to GBLI from CHEMIA equal to or greater than five percent (5%) of the actual amount owed to GBLI, CHEMIA shall pay the reasonable fees, costs and expenses of the GBLI audit.

4.	Notices. Any and all notices, consents, documents or communications provided for in this Addendum shall be given in writing as follows:

Notes to GBLI:	Global BioLife, Inc.
4800 Montgomery Lane
Bethesda, MD 02814
Attn: _________________
Email: __________________
Phone: ___________________

Notes to Chemia:	Chemia Corporation
11558 Rock Island Ct.
Maryland Heights, MO 63043
Attn: Nicholas A. Van Rees
Email: __________________
Phone: ___________________

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5.	Term. The initial term of this Addendum shall begin as of the Addendum Effective Date and shall extend for a period of two (2) years. Thereafter, this Addendum shall automatically renew for successive one (1) year terms. Either Party may terminate this Addendum upon the earlier of a) 120 days written notice to the other Party; orb) when CHEMIA’s inventory of the Licensed Products runs out.

6.	Assignment. This Addendum may not be assigned by CHEMIA, other than to an Affiliate of CHEMIA, without GBLI’s prior written consent, which it may withhold in its sole and absolute discretion. This Addendum, including all, but not less than all rights, duties and obligations, shall be assignable by GBLI without restrictions; provided, that GBLI must provide CHEMIA written notice of any such assignment within thirty (30) days of such assignment. Any attempted assignment except as expressly permitted hereby shall be null and void and of no effect.

7.	Waiver or Delay. No waiver of any provision of this Addendum, nor delay in enforcing any rights hereunder, shall be construed as a continuing waiver or create an expectation of non- enforcement of that or any other provision or right.

8.	Severability. The provisions of this Addendum are independent of and several from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

9.	Authority and Entire Agreement. Each of the Parties represents and warrants to the other that (a) this Addendum has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such party in accordance with its terms, (b) no authorization or approval from any third party is required in connection with such party’s execution, delivery, or performance of this Addendum, and (c) the execution, delivery, and performance of this Addendum does not violate the laws of any jurisdiction or the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound. This Addendum, together with the Agreement, constitutes the parties’ entire agreement with respect to the subject matter hereof, and supersedes and merges all prior and contemporaneous communications regarding their subject matter.

10.	Amendments and Modifications. This Addendum may not be amended or modified except by subsequent written agreement duly signed by authorized representatives of both parties. The Parties acknowledge that this Addendum is an amendment of the Agreement in compliance with section 14 of the Agreement.

11.	Governing Law. This Addendum shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the choice of laws principles thereof.

12.	Attorneys’ Fees. The prevailing party in any action for breach of or to enforce this Addendum shall be paid its reasonable attorneys’ fees by the non-prevailing party. The court shall determine the prevailing party.

13.	Miscellaneous. This Addendum is not binding upon the parties until it is signed below on behalf of each Party. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Addendum.

14.	Counterparts. This Addendum may be executed in multiple counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Addendum to be executed on the date first above written.

CHEMIA CORPORATION		GLOBAL BIOLIFE, INC.
a Missouri corporation		a Nevada corporation

By:	/s/ Nicholas A. VanRees	By:	/s/ Fai H. Chan
Name:	Nicholas A. VanRees	Name:	Fai H. Chan
Title:	President	Title:	Chairman

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